Consent of Independent Auditors




The Board of Directors and Stockholders
Digital DJ Inc.:

We consent to the inclusion of our report dated  December 9, a999,  except as to
Note 13, which is as of December 17, 1999, with respect to the consolidated balance sheets of Digital DJ Inc. and subsidiary (a development stage company) as of June 30, 1999 and 1998 and the related consolidated statements of operations, shareholder' (deficit ) equity, and cash flows for the years then ended and for the period from December 6, 1991 (inception) to June 31, 1999, which report appears in the Form 8-KA of Digital DJ Holdings, Inc., dated April 10,2000.


                                            By:/s/ KPMG LLP
                                            ---------------
                                            KPMG LLP


Mountain View, California
April 18, 2000